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                                                                     EXHIBIT 5.1

COOLEY GODWARD LLP

                                    ATTORNEYS AT LAW         San Francisco, CA
                                                             415 693-2000

                                    4365 Executive Drive     Palo Alto, CA
                                    Suite 1100               650 843-5000
                                    San Diego, CA
                                    92121-2128               Menlo Park, CA
                                    Main  619 550-6000       650 843-5000
                                    Fax   619 453-3555
                                                             Boulder, CO
                                                             303 546-4000

                                                             Denver, CO
                                    www.cooley.com           303 606-4800

                                    JEREMY D. GLASER
                                    619 550-6030
                                    glaserjd@cooley.com



October 17, 1997

PMR Corporation
3990 Old Towne Ave., Ste. 206A
San Diego, CA 92110

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by PMR Corporation (the "Company") of a Registration Statement on Form S-2 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus"), and the public offering of up to 2,300,000 shares of the Company's common stock, including up to 300,000 shares that may be sold pursuant to the exercise of an over-allotment option, and up to 510,000 shares that may be sold by certain selling stockholders, of which 50,000 shares will be sold by certain selling stockholders upon the exercise of options and warrants (the "Option Shares") (collectively, the "Shares").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, that the Option Shares which are to be issued upon exercise of options and warrants will have been paid for pursuant to the terms of such options and warrants, and that the Shares will be sold by the Underwriters at a price established by the Pricing Committee of the Company's Board of Directors.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares to be sold by the selling stockholders are, or will have been, validly issued, fully paid and non-assessable and (ii) the Shares to be sold by the Company, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By: /s/ JEREMY D. GLASER
   -----------------------------------
        Jeremy D. Glaser